Exhibit 99.1

Exhibit 99.1

2003 Outlook Information

     In anticipation of potentially accessing the debt capital markets, Qwest is disclosing the following information:

     Qwest has not completed the review of its financial results for 2003, but anticipates that it will announce its 2003 results on February 19, 2004. We have experienced year over year declining revenue in the first three quarters of 2003 and expect a mid-single digit percentage decline in the fourth quarter and, consistent with our outlook, for the full year. The Company continues to experience stabilization in the rate of access line losses and increases in net DSL additions and long distance customers. Additionally, during the fourth quarter of 2003, we introduced new marketing programs that will result in higher marketing expenses and we also expect to record some restructuring related expenses.

     We expect capital spending for the fourth quarter to be slightly higher than the third quarter of 2003, and free cash flow from continuing operations for 2003 to be approximately break-even to slightly positive. Cash provided by operating activities for 2003 includes previously announced one-time payments to settle certain unconditional purchase obligations, advanced payments of interest associated with the tender offers for $3.0 billion in aggregate principal amount of debt securities completed in December 2003, and certain balance sheet improvements.

     We calculate free cash flow as our cash provided by operating activities less expenditures for property, plant and equipment. Free cash flow does not equate to cash available for discretionary expenditures as it does not reflect the deduction of mandatory debt service payments and other cash requirements.